Exhibit 107
CALCULATION OF FILING FEE TABLES
SCHEDULE 14A
(Form Type)

SYNAPTICS Inc
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$4,914,977,910	0.00008700	$427,603.00
Fees Previously Paid
Total Transaction Valuation		$4,914,977,910
Total Fees Due for Filing				$427,603.00
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$427,603.00
 Offering Note

1	(1)	(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.001 per share ("Synaptics common stock"), of Synaptics Incorporated ("Synaptics").
		(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on October 6, 2026, the maximum number of shares of Synaptics common stock to which this transaction applies is estimated to be 39,959,170 shares (the “Aggregate Shares”), which consists of: (a) 39,701,387 shares of Synaptics common stock entitled to receive the per share cash merger consideration of $123.00 per share ("Merger Consideration") pursuant to an Amended and Restated Agreement and Plan of Merger (“Merger Agreement”), dated as of October 1, 2026, by and among Synaptics, ON Semiconductor Corporation (“onsemi”), and Sonic Acquisition Corp.; and (b) 257,783 shares of Synaptics common stock underlying Synaptics equity awards that are not expected be assumed by onsemi in the transaction and are expected to be entitled to receive the Merger Consideration (comprising the Company Accelerated MSUs, as defined in the Merger Agreement).

		(iii)
Per share price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, as of the close of business on October 6, 2026, the underlying value of the transaction was calculated as the product of the Aggregate Shares and the Merger Consideration, equal to $4,914,977,910 (the "Total Consideration").

	(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the filing fee was determined by multiplying the Total Consideration by 0.00008700.

Table 2 - Fee Offset Claims and Sources	☒ Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims
Fees Offset Sources